UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2011

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52499
(Commission File Number)

N/A
(IRS Employer Identification No.)

Suite 103 – 318 North Carson Street, Carson City, Nevada 89701-4597
(Address of principal executive offices and Zip Code)

775.782.3999
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Material Definitive Agreement

Item 7.01	Regulation FD Disclosure

Asset Sale Agreement with Bowerman Holdings, LLC

On November 14, 2011, Del Toro Silver Corp. (the “Company”) entered into an Asset Sale Agreement with Bowerman Holdings LLC (the “Seller”) to acquire up to seventy-five percent (75%) of one hundred percent (100%) of the Seller’s right, title and interest in and to thirty one (31) KM mining claims and seventeen (17) Raddlefinger mining claims located in Siskiyou County, California (the “Property”). Closing of the acquisition is scheduled to occur by February 12, 2012, unless otherwise agreed by the parties (the “Closing”), and is subject to satisfactory completion of due diligence by the Company.

In consideration of a sixty percent (60%) interest in the Property, the Company has agreed to pay to the Seller an aggregate purchase price of $6,525,000.00, payable as follows:

  $25,000.00 payable by December 14, 2011;

  $4,500,000 payable upon Closing by execution and delivery of a promissory note (the “Promissory Note”) and a first position deed of trust against the Property, which secures the Company’s full repayment of the amount due under the Promissory Note; and

  $2,000,000 payable upon closing by delivery of 40,000,000 common shares (the “Shares”) in the capital stock of the Company at $0.05 per Share (issued to the Seller and certain assignees of the Seller). The Company has agreed to use its good faith efforts to file with the SEC a reseller prospectus registering the Shares within 160 days of the Closing, failing which the Company must pay a $10,000 fee to the Seller in lieu of registration.

The $4,500,000 secured by the Promissory Note and deed of trust shall accrue interest (on unpaid principal and interest) from November 14, 2011 at the rate of ten percent (10%) interest per annum, compounded monthly. Principal and interest shall be due and payable in full on November 14, 2014 by way of a balloon payment equal to the amount of the entire balance then-due. The Company may prepay all or any part of the sum due under the Promissory Note any time without penalty. Delinquent payments under the note will be subject to a late fee equal to 10% of the delinquent payment amount. Subject to timely payment of the Promissory Note and all consideration due and payable, the Company is entitled to acquire, within 48 months from closing, up to an additional fifteen percent (15%) interest in the Property at a rate of $300,000 per 1%.

Exploration and Development Commitment and Joint Operations Agreement with Bowerman Holdings, LLC

In addition to the $6,525,000 aggregate purchase price, the Company has agreed to incur, within 36 months of the Closing, not less than $1,500,000 in exploration, development, or operating expenses in respect of the Property. The Company’s work commitment shall be carried out in accordance with the Joint Operations Agreement (the “JO Agreement”) between the Company and the Seller, also entered into on November 14, 2011, whereby the Seller and the Company have agreed to jointly develop the Property through January 1, 2017. Pursuant to the JO Agreement, the Company and the Seller shall form a single purpose entity (“SPE”) to serve as the sole operator of the Property, with the Company serving as manager of the SPE. Subject to and upon completion of the $1,500,000, 36-month work commitment to be financed by the Company, subsequent work programs and budgets shall be determined by the Company at its sole discretion, and the operating costs of the SPE shall be shared by the Company and the Seller on a pro-rata basis with their respective ownership interest in the Property. Net proceeds of the SPE shall also be divided between the Company and the Seller on a pro-rata basis with their respective ownership interest in the Property.

An affiliate company of the Seller has caused one of its wholly owned subsidiaries to conditionally license to the SPE the use of all equipment, improvements and other items of personal property and improvements overlying the Property. The Company shall have the option to exercise the license by paying to the Seller a license fee of $100,000.00 per year. At the Company’s election and sole determination, the Company may pay each license fee either in cash, in common shares of the Company discounted by twenty percent (20%) of the then-market value, or by crediting the value of the license fee toward the Seller’s financial obligation to pay its pro rata interest for work performed under the Joint Operations Agreement, provided that the Seller’s obligation shall not accrue until the Company’s $1,500,000 work comittment has been fully expended. The Company shall also have the option to buy out the licensed equipment and improvements. The SPE shall be charged with maintaining, repairing, servicing, supplying, insuring and otherwise keeping in good condition through due care all of the equipment and improvements for the duration of the license.

The Company may resign as operator of the SPE by providing not less than six months notice to the Seller. The JO Agreement may be terminated with or without cause for any reason by either of parties upon 120 days notice.

News Release

On November 18, 2011, the Company issued a press release announcing the Asset Sale Agreement and the Joint Operation Agreement with Bowerman Holdings, LLC

Item 9.01	Financial Statements and Exhibits

10.1	Asset Sale Agreement with Bowerman Holdings, LLC dated November 14, 2011.
10.2	Joint Operations Agreement with Bowerman Holdings LLC dated November 14, 2011
99.1	News Release dated November 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary and
Director

November 18, 2011